Exhibit 99.1

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C. 20006

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2021

AMALGAMATED BANK

(Exact name of registrant as specified in its charter)

New York	13-4920330
(State or other jurisdiction	(IRS employer
of incorporation)	identification no.)

275 Seventh Avenue, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 895-8988

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
n/a	n/a	n/a

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

On September 4, 2020, Amalgamated Bank, a New York state-chartered bank and trust company (the “Bank”), entered into a Plan of Acquisition (the “Reorganization Agreement”) with Amalgamated Financial Corp., a Delaware public benefit corporation (the “Company”), pursuant to which the Bank will become a wholly owned subsidiary of the Company.

Effective at 8:00 a.m. on March 1, 2021 (the “Effective Time”), under the terms of the Reorganization Agreement and pursuant to Section 143-a of the New York Banking Law, the Bank became a wholly owned subsidiary of the Company and each outstanding share of Class A common stock, par value of $0.01 per share, of the Bank, which we refer to as Bank common stock, was exchanged for one share of common stock, $0.01 par value per share, of the Company, which we refer to as Company common stock (the “Reorganization”).

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the Reorganization, the Bank notified The Nasdaq Global Market (“Nasdaq”) that the Reorganization would be effective at the Effective Time and requested that the listing for the Bank common stock be transferred to the Company common stock. Following this transfer of the listing, the Company common stock will begin trading on Nasdaq under the symbol “AMAL” on March 1, 2021.

In connection with the transfer of the listing, Nasdaq filed with the Federal Insurance Deposit Corporation an application on Form 25 to delist the Bank common stock from Nasdaq and deregister the shares of the Bank common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Bank plans to file a certificate on Form 15 requesting that the Bank common stock be deregistered under Section 12(g) of the Exchange Act and that the Bank’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 3.03 Material Modification of Rights of Securityholders.

Upon completion of the Reorganization, each share of Bank common stock issued and outstanding immediately prior to the Reorganization converted automatically into and was exchanged, on a one-for-one basis, for a share of Company common stock.

Item 7.01 Regulation FD Disclosure.

On March 1, 2021, the Bank issued a press release to announce the effectiveness of the Reorganization. The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act.

Cautionary Note Regarding Forward-Looking Statements

This report contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words and phrases such as “going forward,” “looking forward,” “anticipate,” “expect,” “intend,” “believe,” “may,” “likely,” “will” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The following factor, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the Bank’s forward-looking statements: any unforeseen circumstances involving the Company replacing the Bank as the listed company on Nasdaq. Additional factors that may cause actual results to differ materially from those contemplated by any forward-looking statements also may be found in the documents filed by the Company with the U.S. Securities and Exchange Commission or filed by the Bank, with respect to which the Company is the successor issuer, with the FDIC, pursuant to the Exchange Act, including the Bank’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the FDIC and available at the FDIC’s website at https://efr.fdic.gov/fcxweb/efr/index.html. The inclusion of this forward-looking information should not be construed as a representation by the Company, the Bank or any person that future events, plans, or expectations contemplated by the Company or the Bank will be achieved. The Bank does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. See Exhibit Index below.

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated March 1, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMALGAMATED BANK
By:	/s/ Andrew LaBenne
Name:	Andrew LaBenne
Title:	Chief Financial Officer and Senior
Executive Vice President

Date: March 1, 2021

Exhibit 99.1

Amalgamated Financial Becomes the First Publicly Traded Financial Services Company to Incorporate as a Public Benefit Corporation

As the holding company of Amalgamated Bank, America’s socially responsible bank, Amalgamated Financial is the first publicly traded financial services company to become a public benefit corporation, committing to promote social and environmental justice in-line with stockholder return.

NEW YORK, March 1, 2021 – Amalgamated Financial Corp. (“Amalgamated Financial” or the “Company”) (NASDAQ:AMAL) and Amalgamated Bank (the “Bank”) today announced the consummation of a holding company reorganization, effective March 1, 2021, pursuant to which the Company became the parent bank holding company of the Bank. In the reorganization, each share of the Bank’s Class A common stock converted into one share of the Company’s common stock. Following the consummation of the reorganization, shares of the Company’s common stock will trade on The Nasdaq Global Market under the same ticker symbol, AMAL, that was used for shares of the Bank’s Class A common stock before the reorganization.

Upon consummation of the reorganization, the Company, a Delaware public benefit corporation, became the first publicly traded financial institution that is a public benefit corporation (a “PBC”), further underscoring the Company’s commitment to creating public benefit and sustainable value, in addition to generating profit for stockholders.

“The creation of Amalgamated Financial Corp. as a public benefit corporation is an extension of our mission to be America’s socially responsible bank and a leader in driving social change that builds a more just and sustainable world,” said Drew LaBenne, Chief Financial Officer of Amalgamated Financial Corp. “Our incorporation as a benefit corporation will enable us to consider the social and environmental impacts of our business when making key corporate decisions, while the holding company structure will provide us with increased flexibility to pursue strategic opportunities to drive long-term growth.”

As a PBC, the Company will be a for-profit corporation that has also committed to consider the impact of its decisions on various factors beyond stockholder return, including workers, customers, suppliers, community, the environment, and society. As a bank holding company, the Company will also gain access to additional means of raising capital and more flexibility to engage in non-banking financial activities. This will provide an opportunity to expand its offerings to customers.

“Amalgamated Bank was the first US public entity to hold a vote to embed benefit corporation style governance into its legal DNA, and now, through the creation of Amalgamated Financial Corp., they’re sticking to that promise,” said Andrew Kassoy, CEO and Cofounder of B Lab, “proving that their mission will live on even through organizational changes. In a country that needs more responsible financial institutions, I hope that other banks will follow Amalgamated’s extraordinary leadership on stakeholder governance.”

Amalgamated Financial is one of nearly 4,000 Certified B Corporations, also known as B Corps, in the world, and one of a select few that are publicly traded. In July 2020 and prior to the reorganization, the stockholders of the Bank voted to update the Bank’s Organization Certificate to outline that its purpose while engaging in commercial banking “shall include creating a material positive impact on society and the environment, taken as a whole, from the business and operations of the Bank.” Similarly, the Company’s Certificate of Incorporation provides that it intends “to operate in a responsible and sustainable manner and to produce a public benefit or benefits, and is to be managed in a manner that balances the stockholders pecuniary interests, the best interests of those materially affected by the corporation’s conduct, and the public benefit or benefits identified in this certificate of incorporation.”

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words and phrases such as “going forward,” “looking forward,” “anticipate,” “expect,” “intend,” “believe,” “may,” “likely,” “will” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements: any unforeseen circumstances involving the Company replacing the Bank as the listed company on The Nasdaq Global Market and our ability to carry out our business strategy prudently, effectively and profitably. Additional factors that may cause actual results to differ materially from those contemplated by any forward-looking statements also may be found in the documents filed by the Company with the SEC or filed by the Bank, with respect to which the Company is the successor issuer, with the FDIC, pursuant to the Exchange Act, including the Bank’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the FDIC and available at the FDIC’s website at https://efr.fdic.gov/fcxweb/efr/index.html. The inclusion of this forward-looking information should not be construed as a representation by the Company, the Bank or any person that future events, plans, or expectations contemplated by the Company or the Bank will be achieved. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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About Amalgamated Financial Corp.

Amalgamated Financial Corp. is the bank holding company for Amalgamated Bank (“Amalgamated” or the “Bank”), a mission-driven New York-based full-service commercial bank and a chartered trust company with a combined network of six branches in New York City, Washington D.C., San Francisco, and Boston. Amalgamated provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. As of December 31, 2020, our total assets were $6.0 billion while our trust business held $36.8 billion in assets under custody and $15.4 billion in assets under management.

Since our founding in 1923, Amalgamated has served as America’s socially responsible bank, empowering organizations, companies, and individuals to advance positive social change.

Amalgamated advocates alongside those working to make the world more just, compassionate and sustainable. Amalgamated is the country’s largest B Corp® bank and a proud member of the Global Alliance for Banking on Values. We don’t just have a mission, we are on a mission to advance economic, social, racial and environmental justice utilizing the tools of finance.

For more information, please visit our website at www.amalgamatedbank.com.

Media Contact:

Kylie McKenna

The Levinson Group

kmckenna@mollylevinson.com

202-244-1785